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                                                                       EXHIBIT 2


NEWS RELEASE                                (NORTHGATE EXPLORATION LIMITED LOGO)

NORTHGATE EXPLORATION LIMITED
Stock Symbol: NGX
Exchange Codes: TSX
Website: www.northgateexploration.ca
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      NORTHGATE CLOSES ACQUISITION OF MINORITY INTEREST IN THE KEMESS MINE


VANCOUVER, FEBRUARY 14, 2003 - Northgate Exploration Limited ("Northgate") (TSX:
NGX) today announced that, as a result of receiving Toronto Stock Exchange approval, it has closed the acquisition of the 5% minority interest in Kemess Mines Ltd. ("Kemess") from Royal Oak Ventures Inc. ("Royal Oak") which was announced February 5, 2003. As a result, Northgate has issued 7,186,000 Common Shares to Royal Oak and now owns 100% of Kemess.


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Northgate Exploration is in the business of mining and exploring for gold and copper, with a focus on opportunities in North and South America. The Corporation's principal assets are the 275,000-ounce per year Kemess South mine in north-central British Columbia and the adjacent Kemess North deposit, which contains an inferred resource of 5.7 million ounces of gold and is currently the subject of a feasibility study.


For further information, please contact:


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MR. TERRY A. LYONS                         MR. KEN G. STOWE
Chairman                                   President and Chief Executive Officer
604-669-3141                               416-359-8641
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